PYR
--------------------------------------------------------------------------------
ENERGY
CORPORATION


                                  NEWS RELEASE
                                  July 15, 2005

                 PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS
                           PROVIDES OPERATIONAL UPDATE

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced financial results for the three months ended May 31, 2005. The Company recorded a net loss of $314,973 or $(0.01) per common share for the quarter compared with a net loss of $391,890 or ($0.02) per common share for the three months ended May 31, 2004. The net loss for the quarter resulted, in large part, from a one time non-cash accounting impairment of approximately $580,000 related to the exit from certain Canadian projects and operations. For the quarter, the Company had record production and oil and gas revenues.

     During the quarter ended May 31, 2005, the Company recorded $1,637,202 in total oil and gas revenues. Of this amount, we recorded $748,391 from the sale of 104,033 mcf of natural gas for an average price of $7.19 per mcf, and $888,811 from the sale of 17,482 bbls of hydrocarbon liquids for an average price of $50.84 per bbl. During the quarter ended May 31, 2004, we recorded $184,550 in total oil and gas revenues. Of this amount, we recorded $60,787 from the sale of 11,435 mcf of natural gas for an average price of $5.32 per mcf and $123,762 from the sale of 3,362 bbls of hydrocarbon liquids for an average price of $36.81 per barrel. Lease operating expenses during the quarters ended May 31, 2005 and May 31, 2004, respectively, were $283,851 and $77,958. Resulting net revenues from oil and gas production were $1,353,351and $106,593 respectively for the quarters ended May 31, 2005 and 2004.

     Net production for the quarter ended May 31, 2005 totaled 208,925 Mcfe compared to 157,343 Mcfe for the previous quarter. Comparing the quarters ended May 31, 2005 and February 28, 2005, net production increased by 33%, while net revenues, from oil and gas production, increased by 37%. These increases are primarily a result of increased production related to reaching payout status on the Maness GU#1 well in Jefferson County, Texas combined with a slight increase in average gas prices during the quarter. Lease operating expenses (LOE) per producing Mcfe averaged $1.36 for the quarter.

     At May 31, 2005, the Company had cash of $3,971,213, oil and gas receivables of $2,227,978, current liabilities of $2,610,152, total assets of $17,812,817, and stockholders equity of $7,925,429. There were 31,625,259 common shares outstanding at May 31, 2005.

         Commenting on the quarterly results, Scott Singdahlsen, President and CEO, stated, "PYR Energy is proud to have recorded its fourth consecutive quarter of double digit growth in production and revenue. We have built a strong foundation upon which our current drilling program of development wells and new projects should continue to provide success into the future."

Operational Update:

     At the Nome Field in Jefferson County, Texas, the Sun Fee #1-ST well has continued to produce at better than expected rates. The well has cumulative production in excess of 5.2 Bcfe through mid-June while exhibiting minor declines in productivity and flowing tubing pressures. As a result of the Sun Fee well performance, the Company has proposed to drill an offset well (Tindall #1), located approximately 1600 feet to the east of the Sun Fee #1-ST, within the same fault block. The Company owns a 77.08% working interest in the proposed well location. It is anticipated that the Tindall #1 well will be drilled in late-summer 2005.

     At the Constitution Field in Jefferson County, Texas, the Maness GU#1 well continues to produce at an approximate rate of 5 MMcfe per day. The operator is planning to drill an offset development well and the Company will participate in the drilling with a 12.5% working interest. It is anticipated that the well will be drilled within the next few months.

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     At the Tortuga Grande project in Smith County, Texas, the Chisum #1 well continues to drill ahead toward a projected total depth of approximately 14,000 feet. The Company is participating in the drilling of the well with a 28.57% working interest.

     At the Mallard project in Uinta County, Wyoming, a drilling rig has been contracted, and it is anticipated that the #1-30 Duck Federal well, suspended last year, will be re-entered and drilled to test the southern end of the Whitney Canyon Field. It is anticipated that the drilling rig will move on location by mid-August. The Company will participate in the re-entry and drilling activity with a 28.75% working interest. The Company and its partners will also participate, this summer, in the acquisition of approximately 20 square miles of 3D seismic data over the Mallard prospect to help delineate additional drilling opportunities.

     At the Rogers Pass project in the Montana Foothills, the Flesher Pass #14603-12 well has reached total drilling depth of approximately 16,000 feet, and is currently being evaluated. The Company has retained a 12.5% overriding royalty interest in the project.


     On Monday August 8, 2005, PYR will hold its Annual Meeting for stockholders at 10:00 a.m. MST at Wells Fargo Bank, 1740 Broadway, Denver, Colorado.


     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:                                              1675 Broadway, Suite 2450
Scott Singdahlsen, President                                  Denver, CO  80202
Tucker Franciscus, VP                                      Phone:  303.825.3748
                                                             Fax:  303.825.3768